UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 1, 2006

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1920 Main Street, Suite 400
Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets

                On June 1 2006, we purchased an existing multi-tenant industrial property, known as 2111 South Industrial Park (the property) from Squamar Limited Partnership and IPM, Inc., unaffiliated parties. The property is a 26,800 square foot industrial building located in a master planned business park environment in the North Tempe submarket of Phoenix. The acquisition price was $1,975,000 plus approximately $3,300 of closing costs (which are not fully determinable at this time). This equates to approximately $73.82 per square foot of leasable space. The property is currently 88% leased at an average annual rent of $7.13 per square foot to 13 tenants ranging in size from 1,600 to 2,800 square foot. These tenants operate varying business, including service related business, warehouse storage and light assembly. We purchased this property for all cash, without debt financing.

A local homebuilder occupies approximately 21% of the rentable square footage and a light manufacturer of concrete furniture and accessories occupies approximately 10% of the rentable square footage of the property. No other tenant occupies 10% or more of the rentable square footage of the property.

The following table sets forth lease expiration information:

Year Ending Dec 31	No of Leases Expiring	Approx Amount of Expiring Leases (Sq. Feet)	Base Rent of Expiring Leases (Annual $)	Percent of Total Leaseable Area Expiring %	Percent of Total Annual Base Rent Expiring
					(1)
2006	7	12,400	88,140	46.3%	52.4%
2007	5	9,600	69,120	35.8%	41.1%
2008	1	1,600	10,944	6.0%	6.5%
Thereafter	0	0	0	0	0

(1)          A majority of tenants occupy space in the property on a month to month basis; however, average tenure at the property exceeds 2 years.

                In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and analyzed how the property compares to comparable properties in its market.

According to the Arizona Department of Economic Security, Arizona’s economy will experience positive growth in 2006 and 2007, due largely to strong performance in the aerospace, electronics and construction industries. The Grubb & Ellis/BRE Commercial, LLC Research first quarter 2006 Industrial Market Trends report states that the metro Phoenix industrial markets experienced record breaking net absorption in 2005 and that sustained lack of industrial space is expected to continue for the next six to nine months throughout metro Phoenix.

The 2111 South Industrial property is located on a major artery, with immediate access to Downtown Phoenix, Scottsdale, Tempe and Tucson, in an in-fill market characterized by increasing demand and rental growth. The project’s strategic location is just minutes from the key transportation hub of the Phoenix Sky Harbor International Airport. The property has the flexibility to accommodate a variety of size requirements and tenant growth.

                For federal income tax purposes, the depreciable basis of the property is estimated at approximately $1,324,000 which is subject to final adjustment. The depreciation expense will be calculated using the straight-line method, based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements. Leasing commissions will be amortized over the initial term of the related leases. The realty tax rate is 1.28%, and  annual realty taxes are projected to be approximately $25,300 for the initial year subsequent to the purchase.

Item 9.01 Financial Statements and Exhibits

                (a)           Financial statements of businesses acquired.  We will file financial statements relating the acquisition of 2111 South Industrial Park by amendment to this Current Report.

                (b)           Pro forma financial information. We will file unaudited pro forma financial statements relating to the acquisition of 2111 South Industrial Park by amendment to this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.
Dated: June 5, 2006	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel,
Chief Executive Officer